EXHIBIT 99.1

Del Frisco's Restaurant Group, Inc. Announces Fourth Quarter & 2014 Fiscal Year Results

Company Provides Outlook for the 2015 Fiscal Year

SOUTHLAKE, Texas, Feb. 27, 2015 (GLOBE NEWSWIRE) -- Del Frisco's Restaurant Group, Inc. (Nasdaq:DFRG), the owner and operator of the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille restaurant concepts, reported financial results today for the 16-week fourth quarter and 52-week fiscal year ended December 30, 2014. The Company also provided its outlook for the 52-week 2015 fiscal year.

Key highlights from the fourth quarter 2014 (16 weeks) compared to the fourth quarter 2013 (17 weeks) include:

  Consolidated revenues increased 8.6% to $105.8 million from $97.5 million. The 17th week in the fourth quarter of 2013 contributed $5.9 million to consolidated revenues. Excluding this week, consolidated revenues increased 15.6%.
  Revenues at Del Frisco's Grille increased 39.3% to $24.5 million from $17.6 million.
  On a calendar basis and normalized for New Year's Eve during the prior year, comparable restaurant sales increased 4.8% at Del Frisco's Double Eagle and represented the concept's 20th consecutive quarter of positive comparable restaurant sales. On a fiscal quarter basis, excluding the 17th week in the fourth quarter of 2013, sales in the same restaurants increased 4.9%.
  On a calendar basis and normalized for New Year's Eve during the prior year, comparable restaurant sales increased 1.8% at Sullivan's Steakhouse. On a fiscal quarter basis, excluding the 17th week in the fourth quarter of 2013, sales in the same restaurants increased 1.7%.
  Blended comparable restaurant sales, on a calendar basis and normalized for New Year's Eve during the prior year, increased 2.4% across all three concepts. Blended comparable restaurant sales, on a calendar basis without adjusting for New Year's Eve, increased 1.0% across all three concepts. On a fiscal quarter basis, excluding the 17th week in the fourth quarter of 2013, sales in the same restaurants increased 2.3% across all three concepts.
  Cost of sales, as a percentage of consolidated revenues, improved slightly to 30.2% from 30.3%.
  Adjusted net income*, a non-GAAP measure, of $8.3 million, or $0.35 per diluted share, compared to $8.6 million, or $0.36 per diluted share. GAAP net income of $5.5 million, or $0.23 per diluted share, compared to net income of $4.6 million, or $0.19 per diluted share. Diluted earnings per share in the prior year period was positively impacted by an estimated $0.03 as a result of the 17th week.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 6.4% to $24.7 million from $23.2 million.

Key highlights from the 2014 fiscal year (52 weeks) compared to the 2013 fiscal year (53 weeks):

  Consolidated revenues increased 11.0% to $301.8 million from $271.8 million. The 53rd week in the 2013 fiscal year contributed $5.9 million to consolidated revenues. Excluding this week, consolidated revenues increased 13.5%.
  Revenues at Del Frisco's Grille increased 58.0% to $69.8 million from $44.1 million.
  On a calendar basis and normalized for New Year's Eve during the prior year, comparable restaurant sales increased 5.7% at Del Frisco's Double Eagle and represented the concept's fifth consecutive year of positive comparable restaurant sales. On a fiscal year basis, excluding the 53rd week in the fourth quarter of 2013, sales in the same restaurants increased 5.5%.
  On a calendar basis and normalized for New Year's Eve during the prior year, comparable restaurant sales increased 0.4% at Sullivan's Steakhouse. On a fiscal year basis, excluding the 53rd week in the fourth quarter of 2013, sales in the same restaurants decreased 0.7%.
  Blended comparable restaurant sales, on a calendar basis and normalized for New Year's Eve during the prior year, increased 2.4% across all three concepts. Blended comparable restaurant sales, on a calendar basis without adjusting for New Year's Eve, increased 1.9% across all three concepts. On a fiscal year basis, excluding the 53rd week in the fourth quarter of 2013, sales in the same restaurants increased 1.9% across all three concepts.
  Cost of sales, as a percentage of consolidated revenues, remained steady at 30.2%.
  Adjusted net income*, a non-GAAP measure, of $19.5 million, or $0.82 per diluted share, compared to $20.7 million, or $0.87 per diluted share. GAAP Net income of $16.6 million, or $0.70 per diluted share, compared to net income of $12.2 million, or $0.51 per diluted share. Diluted earnings per share in the prior year period was positively impacted by an estimated $0.03 as a result of the 53rd week.
  Restaurant-level EBITDA**, a non-GAAP measure, increased 7.8% to $67.0 million from $62.1 million.

* Adjusted net income, a non-GAAP measure, represents pre-tax income from continuing operations plus secondary public offering costs, public offering transaction bonuses, and non-cash impairment charges, minus income tax expense at an effective tax rate of 30%. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

** Restaurant-level EBITDA, a non-GAAP measure, represents net income before interest, taxes and depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, non-cash impairment charges and general and administrative expenses. For a reconciliation of restaurant-level EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Mark S. Mednansky, Chief Executive Officer of Del Frisco's Restaurant Group, Inc., said, "We did not deliver the fourth quarter performance that we had projected and that our shareholders deserve. The earnings shortfall reflects our overestimation of Del Frisco's Grille sales and margin contributions to our fourth quarter consolidated results. We have been updating the Del Frisco's Grille training program, recipes, cooking methods, kitchen preparation times and technology to improve speed of service and reduce labor costs. In addition, we are using the time until our next Grille opening to refine and solidify initiatives that we began implementing during the fourth quarter. We know that we can do better with regards to managing the transition from honeymoon to normalization, shortening the period of new opening inefficiencies, and generating higher operating margins at our more established restaurants. In fact, we are pleased to report that our initial efforts are already paying off so far in the first quarter in lowering overall food and labor costs as well as stabilizing sales trends at restaurants in their post-honeymoon periods. We firmly believe that we can work through these near-term issues which in no way detract from our confidence in the long-term potential of this concept."

Mednansky continued, "Del Frisco's Double Eagle remains a leader with positive comparable restaurant sales in every quarter over the past five years, a tenured operating team, and strong cost controls that have consistently yielded among the highest restaurant-level EBITDA margins in the industry. We are very encouraged that our new Washington, DC location has been so warmly received by guests and restaurant critics alike."

Mednansky continued, "Sullivan's continues to gain traction from our 'four-point plan' as evidenced by three consecutive quarters of positive comparable restaurant sales and continued restaurant-level EBITDA margin expansion. The powerful combination of dedicated leadership, menu enhancements, fine-tuned messaging, and updated facilities have stabilized the brand and our intention this year is to reap further upside from our revitalization efforts."

Mednansky concluded, "Del Frisco's Restaurant Group continues to be one of the growth leaders in our industry. We achieved 18% unit growth in 2013, 15% in 2014, and are projecting 15% growth in 2015 based upon seven new restaurants. Our six Del Frisco's Grille openings will be in existing and new markets, reflecting the variety of high-quality real estate being made available to us, while our Orlando Del Frisco's Double Eagle will open close to the Convention Center. We are already working diligently on 2016 development, which will include one Del Frisco's Double Eagle relocation, at least one additional Del Frisco's Double Eagle, along with ongoing development of Del Frisco's Grille."

Review of Fourth Quarter 2014 Operating Results

Consolidated revenues increased $8.4 million, or 8.6%, to $105.8 million in the fourth quarter of 2014 from $97.5 million in the fourth quarter of 2013. Total operating weeks were 712 compared to 640. The fourth quarter of 2013 included both an additional 17th fiscal operating week as well as a high-indexing New Year's Eve.

Due to the 53rd week in the 2013 fiscal year, there is a one-week calendar shift in the comparison of the fiscal fourth quarter of 2014 to the fiscal fourth quarter of 2013. On a comparable calendar basis and normalized for New Year's Eve during the prior year, total comparable restaurant sales increased 2.4% in the fourth quarter of 2014 following a total comparable restaurant sales increase of 2.8% in the fourth quarter of 2013. Total comparable restaurant sales, on a calendar basis without adjusting for New Year's Eve, increased 1.0% across all three concepts. On a fiscal quarter basis, unadjusted for the calendar shift and excluding the 17th week in the fourth quarter of 2013, sales in the same restaurants increased 2.3%.

Cost of sales increased $2.5 million, or 8.4%, to $32.0 million in the fourth quarter of 2014 from $29.5 million in the fourth quarter of 2013. As a percentage of consolidated revenues, cost of sales improved slightly to 30.2% from 30.3%.

Restaurant-level EBITDA** increased $1.5 million, or 6.4%, to $24.7 million in the fourth quarter of 2014 from $23.2 million in the fourth quarter of 2013. As a percentage of consolidated revenues, restaurant-level EBITDA decreased to 23.3% from 23.8%.

General and administrative costs increased $1.0 million, or 19.3%, to $6.3 million in the fourth quarter of 2014 from $5.3 million in the fourth quarter of 2013. This net increase was due to growth in corporate level personnel to support recent and anticipated growth along with increased management education expenses. As a percentage of consolidated revenues, general and administrative costs increased to 5.9% from 5.4%.

Net income in the fourth quarter of 2014 was $5.5 million, or $0.23 per diluted share, compared to a net income of $4.6 million, or $0.19 per diluted share, in the fourth quarter of 2013. Adjusted net income*, a non-GAAP measure, was $8.3 million, or $0.35 per diluted share, in the fourth quarter of 2014, compared to $8.6 million, or $0.36 per diluted share, in the fourth quarter of the previous year.

Segment Results

We operate the Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille brands as operating segments.

Del Frisco's Double Eagle Steak House

  Revenues increased $3.0 million, or 5.8%, to $53.9 million in the fourth quarter of 2014 from $51.0 million in the fourth quarter of 2013. Comparable restaurant sales, normalized for New Year's Eve during the prior year, increased 4.8% for the 16-week period ended December 30, 2014 compared to the 16-week period ended December 31, 2013. Sales for the same restaurants in the fourth fiscal quarter ended December 30, 2014, unadjusted for the calendar shift, increased 4.9% compared to the 16-week period ended December 24, 2013 (the 17th operating week ended December 31, 2013 in the fourth quarter of 2013 is excluded from this calculation). The increase in comparable restaurant sales was driven by a 2.1% increase in customer counts and a 2.8% increase in average check. Operating weeks increased slightly to 175 from 170 as a result of the restaurant opening in Washington, DC partially offset by one less fiscal week during 2014.
  Restaurant-level EBITDA** increased 2.6%, or $0.4 million, to $15.7 million in the fourth quarter of 2014 (16-weeks) from $15.3 million in the fourth quarter of 2013 (17-weeks). As a percentage of revenue, restaurant-level EBITDA decreased to 29.1% from 30.1% as the brand incurred higher cost of sales and restaurant-level costs as a percentage of revenues.

Sullivan's Steakhouse

  Revenues decreased $1.5 million, or 5.2%, to $27.4 million in the fourth quarter of 2014 from $28.9 million in the fourth quarter of 2013 due to 19 fewer operating weeks during 2014. Comparable restaurant sales, normalized for New Year's Eve during the prior year, increased 1.8% for the 16-week period ended December 30, 2014 compared to the 16-week period ended December 31, 2013. Sales for the same restaurants in the fourth fiscal quarter ended December 30, 2014, unadjusted for the calendar shift, increased 1.7% compared to the 16-week period ended December 24, 2013 (the additional 17th operating week ended December 31, 2013 in the fourth quarter of 2013 is excluded from this calculation). The increase in comparable restaurant sales was driven by a 7.5% increase in average check, offset by a 5.8% decrease in customer counts. A significant amount of the customer count reduction related to the removal of certain discounted bar menu items that resulted in a favorable mix shift increasing average check. Operating weeks decreased from 323 to 304 due to one less fiscal week during 2014.
  Restaurant-level EBITDA** increased 9.2%, or $0.5 million to $5.5 million in the fourth quarter of 2014 (16-weeks) from $5.1 million in the fourth quarter of 2013 (17-weeks), as the brand experienced lower cost of sales, restaurant operating expenses, and marketing and advertising costs as a percentage of revenues.

Del Frisco's Grille

  Revenues increased 39.3%, or $6.9 million, to $24.5 million in the fourth quarter of 2014 from $17.6 million in the fourth quarter of 2013. The increase was primarily due to 86 additional operating weeks (to 233 from 147) resulting from three restaurant openings during the fourth quarter of 2013 and five restaurant openings during the 2014 fiscal year and partially offset by one less fiscal week during 2014.
  Restaurant-level EBITDA** increased 21.7%, or $0.6 million, to $3.5 million in the fourth quarter of 2014 from $2.8 million in the fourth quarter of 2013. The increase was primarily due to the aforementioned operating week growth and lower cost of sales as a percentage of revenues which was partially offset by higher restaurant operating expenses and marketing and advertising costs as a percentage of revenues.

Development

We opened a Del Frisco's Double Eagle Steak House in Washington, DC and three Del Frisco's Grille locations in North Bethesda, MD; Tampa, FL; and Pasadena, CA during the fourth quarter of 2014.

For the 2015 fiscal year, we plan to open seven restaurants, including one Del Frisco's Double Eagle and six Del Frisco's Grille locations. Restaurant development will begin at the end of the second quarter with one opening while the remaining restaurants will open in the third and fourth quarters. The Del Frisco's Double Eagle will be situated on International Drive in Orlando, FL near the Orlando Convention Center. We also anticipate building Del Frisco's Grille restaurants in Little Rock, AR; Cherry Creek, CO; Stamford, CT; Hoboken, NJ; Plano and The Woodlands, TX.

While it is premature to provide a specific range of new restaurant openings for the 2016 fiscal year at this time, we will be relocating the Del Frisco's Double Eagle from North Dallas to McKinney & Olive in Dallas' Uptown, as part of the luxury 530,000-square-foot office and retail tower next to The Ritz-Carlton Hotel and Residences. We will also be opening at least one additional Del Frisco's Double Eagle notwithstanding our development plans for Del Frisco's Grille during 2016.

Outlook

The following statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer all of you to our recent filings with the SEC for a more detailed discussion of the risks that could impact future operating results and financial conditions.

Based upon current information, we are introducing the following guidance for the 52-week fiscal year 2015, which ends on December 29, 2015.

  Total comparable restaurant sales increase of 2% to 3%
  One Del Frisco's Double Eagle Steak House opening and six Del Frisco's Grille openings
  Cost of sales of 29.8% to 30.3% of consolidated revenues
  Restaurant-level EBITDA** of 22.0% to 22.4% of consolidated revenues
  General and Administrative expenses of approximately $24.0 million to $24.5 million
  Pre-opening expenses of approximately $5.0 million to $5.5 million
  Effective tax rate of approximately 30% to 32%
  Gross capital expenditures (before tenant allowances) of $40 million to $45 million
  Annual earnings per diluted share growth between 15% and 18%.

Conference Call

We will host a conference call to discuss the financial results for the fourth quarter 2014 ended December 30, 2014 today at 7:30 AM Central Time. Hosting the conference call will be Mark S. Mednansky, Chief Executive Officer; Tom Pennison, Chief Financial Officer; and Jeff Carcara, Chief Operating Officer.

The conference call can be accessed live over the phone by dialing 800-289-0508 or for international callers by dialing 913-312-0676. A replay will be available afterwards and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 1386837. The replay will be available until Friday, March 6, 2015.

The conference call will also be webcast live from our corporate website at www.DFRG.com under the investor relations section. An archive of the webcast will also be available through the corporate website shortly after the call has concluded.

Conference Participation

As a reminder, Del Frisco's will participate in the Raymond James 36th Annual Institutional Investors Conference in Orlando, FL on Monday, March 2, 2015.  The presentation will begin at 7:30 AM Eastern Time.  The presentation will be webcast live from our corporate website at www.DFRG.com under the investor relations section.  An archive of the webcast will also be available through the corporate website shortly after the presentation has concluded.

About Del Frisco's Restaurant Group, Inc.

Based in Southlake, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 46 restaurants across 20 states and Washington, D.C., including Del Frisco's Double Eagle Steak House, Sullivan's Steakhouse, and Del Frisco's Grille. Del Frisco's Double Eagle Steak House serves up flawless cuisine that's bold and delicious, an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Sullivan's Steakhouse is a great neighborhood place for a big night out on the town - with outstanding food, hand-shaken martinis, an award winning wine list, and live entertainment all under one roof. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.SullivansSteakhouse.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading "Outlook" are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate", "believe", "could", "should", "estimate", "expect", "intend", "may", "predict", "project", "target", and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the risk of food-borne illnesses and other health concerns about our food; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission.

DEL FRISCO'S RESTAURANT GROUP, INC.
Condensed Consolidated Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	16 Weeks Ended	17 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2014	2013	2014	2013

Revenues	$ 105,848	$ 97,462	$ 301,805	$ 271,806

Costs and expenses:
Costs of sales	31,953	29,489	90,990	82,209
Restaurant operating expenses	47,042	42,678	137,695	121,825
Marketing and advertising costs	2,152	2,072	6,169	5,663
Pre-opening costs	1,868	2,004	4,735	3,758
General and administrative costs	6,334	5,309	20,537	17,421
Secondary public offering costs	--	231	5	1,024
Public offering transaction bonuses	--	2,845	--	8,355
Non-cash impairment charges	3,536	2,360	3,536	2,360
Depreciation and amortization	4,544	3,663	13,598	11,300

Operating income	8,419	6,811	24,540	17,891

Other income (expense), net:
Interest expense	(64)	(15)	(113)	(72)
Other	(7)	4	(107)	(51)

Income before income taxes	8,348	6,800	24,320	17,768

Income tax expense	2,827	2,208	7,723	5,556

Net income	$ 5,521	$ 4,592	$ 16,597	$ 12,212

Basic income per share	$ 0.24	$ 0.19	$ 0.71	$ 0.51
Diluted income per share	$ 0.23	$ 0.19	$ 0.70	$ 0.51

Shares used in computing net income per common share:
Basic	23,430,324	23,743,568	23,517,883	23,779,782
Diluted	23,610,734	23,858,747	23,740,318	23,852,200

DEL FRISCO'S RESTAURANT GROUP, INC.
Selected Balance Sheet Data
(dollar amounts in thousands)

	December 30,	December 31,
	2014	2013
	(unaudited)

Cash and cash equivalents	$ 3,520	$ 13,674
Total assets	319,666	288,651
Long-term debt	--	--
Total stockholders' equity	210,983	196,783

Reconciliation of Non-GAAP Measures and Segment Information

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP Adjusted Net Income and Restaurant-level EBITDA. Adjusted Net Income represents pre-tax income from operations plus the sum non-cash impairment charges, secondary public offering costs, and the public offering transaction bonuses, minus income tax expense at an effective tax rate of 30%. We believe that this measure represents a useful internal measure of performance as it excludes certain one-time expenditures associated with our public offerings. Restaurant-level EBITDA is calculated by adding back to operating income depreciation and amortization plus the sum of certain non-operating expenses, including pre-opening costs, public offering expenses, public offering transaction bonuses, non-cash impairment charges, and general and administrative expenses. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include these non-GAAP measures so that investors have the same financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, these measures as presented may not be directly comparable to a similarly titled measure presented by other companies. These non-GAAP measures are presented as supplemental information and not as alternatives to any GAAP measurements. The following tables include a reconciliation of pre-tax income from continuing operations to adjusted net income and a reconciliation of restaurant-level EBITDA to operating income:

	16 Weeks Ended	17 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	December 30,	December 31,	December 30,	December 31,
	2014	2013	2014	2013
Adjusted Net Income:
Pre-tax income	$ 8,348	$ 6,800	$ 24,320	$ 17,768
Secondary public offering costs	--	231	5	1,024
Public offering transaction bonuses	--	2,845	--	8,355
Non-cash impairment charges	3,536	2,360	3,536	2,360
Non-GAAP Adjustments	3,536	5,436	3,541	11,739
Adjusted Pre-tax Income	11,884	12,236	27,861	29,507
Income Tax (@ 30%)	3,565	3,671	8,358	8,852
Adjusted Net Income	$ 8,319	$ 8,565	$ 19,503	$ 20,655
Basic EPS (Adjusted)	$ 0.36	$ 0.36	$ 0.83	$ 0.87
Diluted EPS (Adjusted)	$ 0.35	$ 0.36	$ 0.82	$ 0.87

Segment Information and Restaurant-Level EBITDA Reconciliation

	16 Weeks Ended December 30, 2014 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 53,911	100.0%	$ 27,387	100.0%	$ 24,550	100.0%	$ 105,848	100.0%
Costs and expenses:
Cost of sales	17,148	31.8%	8,056	29.4%	6,749	27.5%	31,953	30.2%
Restaurant operating expenses	20,275	37.6%	13,090	47.8%	13,677	55.7%	47,042	44.5%
Marketing and advertising costs	778	1.5%	712	2.6%	662	2.7%	2,152	2.0%
Restaurant-level EBITDA	15,710	29.1%	5,529	20.2%	3,462	14.1%	24,701	23.3%

Pre-opening costs							1,868	1.8%
General and administrative							6,334	5.9%
Non-cash impairment charges							3,536	3.3%
Depreciation and amortization							4,544	4.3%

Operating income							$ 8,419	8.0%

Restaurant operating weeks	175		304		233		712
Average weekly volume	$ 308		$ 90		$ 105		$ 149

	17 Weeks Ended December 31, 2013 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 50,950	100.0%	$ 28,893	100.0%	$ 17,619	100.0%	$ 97,462	100.0%
Costs and expenses:
Cost of sales	15,835	31.1%	8,686	30.1%	4,968	28.2%	29,489	30.3%
Restaurant operating expenses	19,049	37.4%	14,137	48.9%	9,492	53.9%	42,678	43.8%
Marketing and advertising costs	749	1.4%	1,008	3.5%	315	1.8%	2,072	2.1%
Restaurant-level EBITDA	15,317	30.1%	5,062	17.5%	2,844	16.1%	23,223	23.8%

Pre-opening costs							2,004	2.1%
General and administrative							5,309	5.4%
Secondary public offering costs							231	0.2%
Public offering transaction bonuses							2,845	2.9%
Non-cash impairment charges							2,360	2.4%
Depreciation and amortization							3,663	3.8%

Operating income							$ 6,811	7.0%

Restaurant operating weeks	170		323		147		640
Average weekly volume	$ 300		$ 89		$ 120		$ 152

	52 Weeks Ended December 30, 2014 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 151,142	100.0%	$ 80,911	100.0%	$ 69,752	100.0%	$ 301,805	100.0%
Costs and expenses:
Cost of sales	47,502	31.4%	24,166	29.9%	19,322	27.7%	90,990	30.2%
Restaurant operating expenses	58,275	38.6%	40,908	50.6%	38,512	55.2%	137,695	45.6%
Marketing and advertising costs	2,419	1.6%	2,388	2.9%	1,362	2.0%	6,169	2.0%
Restaurant-level EBITDA	42,946	28.4%	13,449	16.6%	10,556	15.1%	66,951	22.2%

Pre-opening costs							4,735	1.6%
General and administrative							20,537	6.8%
Secondary public offering costs							5	0.0%
Non-cash impairment charges							3,536	1.2%
Depreciation and amortization							13,598	4.5%

Operating income							$ 24,540	8.1%

Restaurant operating weeks	535		988		647		2,170
Average weekly volume	$ 283		$ 82		$ 108		$ 139

	53 Weeks Ended December 31, 2013 (unaudited)
	Del Frisco's		Sullivan's		Del Frisco's Grille		Consolidated

Revenues	$ 144,634	100.0%	$ 83,039	100.0%	$ 44,133	100.0%	$ 271,806	100.0%
Costs and expenses:
Cost of sales	44,521	30.8%	25,340	30.5%	12,348	28.0%	82,209	30.2%
Restaurant operating expenses	56,428	39.0%	42,171	50.8%	23,226	52.6%	121,825	44.8%
Marketing and advertising costs	2,234	1.5%	2,647	3.2%	782	1.8%	5,663	2.1%
Restaurant-level EBITDA	41,451	28.7%	12,881	15.5%	7,777	17.6%	62,109	22.9%

Pre-opening costs							3,758	1.4%
General and administrative							17,421	6.4%
Secondary public offering costs							1,024	0.4%
Public offering transaction bonuses							$ 8,355.00	3.1%
Non-cash impairment charges							2,360	0.9%
Depreciation and amortization							11,300	4.1%

Operating income							$ 17,891	6.6%

Restaurant operating weeks	530		1,007		359		1,896
Average weekly volume	$ 273		$ 82		$ 123		$ 143
CONTACT: Investor Relations Contact:
         Raphael Gross
         203-682-8253
         investorrelations@dfrg.com

         Media Relations Contact:
         Janet Reinhardt
         646-277-1225
         janet.reinhardt@icrinc.com